UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

CORONADO INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock, $.001 par value
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction: None.
5)	Total fee paid: None.

☐	Fee paid previously with preliminary materials. N/A

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

INFORMATION REQUIRED BY SCHEDULE 14C

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Amendment of charter, bylaws or other documents

The following Amendment to the Articles of Incorporation of Coronado Industries, Inc. will be made, having been approved by written consent of the Board of Directors and of Shareholders owning a majority of the outstanding Common Stock shares as of February 10, 2006:

RESOLVED, the Corporation shall amend its Articles of Incorporation to increase its authorized Common Stock shares from Forty Million shares, $.001 par value, to Two Hundred Million shares, $.001 par value.

The Company’s Articles of Incorporation are being amended to provide more Common Stock shares to be issued to obtain working capital for the Company’s proposed FDA clinical study later in 2006. The Company presently does not plan to issue any Common Stock in any offering or transaction. The Company does not believe that more than 200,000,000 shares will be needed to obtain the working capital it needs in the foreseeable future.

The effect of the amendment is to increase the Company’s authorized but unissued Common Stock shares. On February 21, 2006 Company has approximately 34,628,000 shares issued and outstanding with an additional 165,372,000 shares authorized and unissued after the above-described amendment is filed with the Nevada Secretary of State.

The above described changes to the Company’s Articles of Incorporation are not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any debt instrument or the Company’s Articles of Incorporation or Bylaws in effect on the date of this Information Statement. However, Company shareholders should note that the availability of additional authorized and unissued shares of Common Stock could make any attempt to gain control of the Company or its Board of Directors more difficult or time consuming and that the availability of the additional authorized and unissued shares might make it more difficult to remove the Company’s management. Although the Company’s Board currently has no intentions of doing so, shares of Common Stock could be issued by the Board to dilute the percentage of common stock owned by a significant shareholder and increase the cost, or the number, of voting shares necessary to acquire control of the Board or to meet voting requirements imposed by Nevada law with respect to a merger or other business combination involving the Company. The Company’s management is not presently aware of any specific efforts to accumulate Company stock.

Voting Securities And Principal Holders Thereof

The following table sets forth information as of February 21, 2006 concerning shares of Common Stock with $.001 par value, the Company’s only voting securities. This table includes all beneficial owners who own more than 5% of the outstanding Common Stock shares, each of the Company’s directors and executive officers, and by the Company’s executive officers and directors as a group.

	Name and Address	Amount and Nature
Title of Class	of Beneficial Owner	of Beneficial Owner	Percent of Class

Common Stock	G. Richard Smith 16857 E. Saguaro Blvd. Fountain Hills, AZ 85268	6,437,116 shares (1)	18.6%

Common Stock	Gary R. Smith 16857 E. Saguaro Blvd. Fountain Hills, AZ 85268	5,894,810 shares (1)	17.0%

Common Stock	John LiVecchi 16857 E. Saguaro Blvd. Fountain Hills, AZ 85268	4,156,630 shares (1)	12.0%

Common Stock	Mark Smith 16857 E. Saguaro Blvd. Fountain Hills, AZ 85268	85,000 shares (1)	0.0%

Common Stock	All Directors and Executive Officers as a Group (four people)	16,573,556 shares	47.6%

______________
(1)
This amount represents only shares owned as used in the consent approval and excludes any shares which may be purchased through the future exercise of options, since the shares underlying the options cannot be used in the consent at this time.

Delivery of Documents to Security Holders Sharing an Address

A separate document will be delivered to each shareholder regardless of address.

Filing Party

Coronado Industries, Inc.

Date Filed: February 10, 2006